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                   Baxter International Inc. and Subsidiaries

      Exhibit 11.2 - Computation of Fully Diluted Earnings Per Common Share

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(Unaudited - in millions, except per share data)              Three Months Ended
                                                                       March 31,
                                                              1995          1994

Net income available for common stock                         $145          $131
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Shares
 Weighted average number of common shares
     outstanding                                               281           277
 Additional shares assuming exercise of
   stock options, performance share awards and stock
   purchase plan subscriptions                                   3             0
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 Average common shares and equivalents outstanding             284           277
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Fully diluted earnings per common share                      $0.51         $0.47
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